Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-239328) and Form S-8 (No. 333-231405) of Clarivate Plc of our report dated February 26, 2021 except for the effects of the restatement discussed in Note 28 to the consolidated financial statements, the matter discussed in the third to last paragraph of Management’s Report on Internal Control Over Financial Reporting, and the critical audit matter related to the accounting for and valuation of private placement warrants, as to which the date is May 10, 2021, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 10, 2021